                                                                    EXHIBIT 10.1



                                                             [Execution version]





                                CREDIT AGREEMENT



                                    Between


                           CASA OLE RESTAURANTS, INC.
                                as the Borrower

                                      and

                           NATIONSBANK OF TEXAS, N.A.
                                  as the Bank



                                  $10,000,000



                                 July 10, 1996

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                                                    TABLE OF CONTENTS


ARTICLE 1.       DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         1.1     Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Computation of Time Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         1.3     Accounting Terms; Preparation of Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         1.4     Type and Class . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         1.5     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 2.       CREDIT FACILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         2.1     Autoborrow Loan Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.2     Revolving Loan Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.3     Letter of Credit Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.4     Guidance Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.5     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.6     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.7     Breakage Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.8     Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.9     Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.10    Market Failure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.11    Payment Procedures and Computations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.12    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 3.       CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         3.1     Conditions Precedent to Initial Extensions of Credit . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.2     Conditions Precedent to Each Extension of Credit . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 4.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.3     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.4     Absence of Conflicts and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.5     Investment Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.6     Public Utilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.7     Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31





                                      -i-
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
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         4.8     Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.10    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.11    Laws and Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.12    Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.13    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.14    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.15    True and Complete Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 5.       COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.2     Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.3     Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.4     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.5     Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.6     Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.7     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.8     Other Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.9     Corporate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.10    Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.11    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.12    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.13    Investments; Acquisitions; Capital Expenditures. . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.14    Lines of Business; Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.15    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.16    Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.17    ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.18    Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.19    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 6.       DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         6.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.2     Termination of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.3     Acceleration of Credit Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.4     Cash Collateralization of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.5     Default Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.6     Right of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.7     Actions Under Credit Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42



                                      -ii-
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         6.8     Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.9     Application of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 7.       MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         7.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.3     Modifications, Waivers, and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.4     Survival of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         7.5     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         7.6     Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         7.7     Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         7.8     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.9     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.10    No Further Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46




EXHIBITS

         Exhibit A        -       Form of Borrowing Request
         Exhibit B        -       Form of Continuation/Conversion Request
         Exhibit C        -       Form of Compliance Certificate
         Exhibit D        -       Form of Guidance Loan Note
         Exhibit E        -       Closing Documents List
         Exhibit F        -       Form of Joinder Agreement


SCHEDULES

         Schedule I       -       Subsidiaries

                                CREDIT AGREEMENT


         This Credit Agreement dated as of July 10, 1996, is between Casa Ole Restaurants, Inc., a Texas corporation ("Borrower"), and NationsBank of Texas, N.A. ("Bank").

         The parties hereto agree as follows:

ARTICLE 1.       DEFINITIONS AND ACCOUNTING TERMS.

         1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acquisition Expenditures" means any payment of cash or other consideration, including payments of stock and assumption of Debt, made by a Person in connection with the direct or indirect acquisition, whether in one or more related transactions, of all or substantially all of the assets, liabilities, or Voting Securities of a Person, a division or business unit of a Person, or any related group of the foregoing.

         "Advance" means any Autoborrow Loan Advance, Revolving Loan Advance, or Guidance Loan.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

         "Agreement" means this Credit Agreement.

         "Applicable Interest Margin" means, for any LIBOR Tranche or Prime Rate Tranche and as of any date of its determination, a per annum rate equal to the percentage amount set forth in the table below opposite the applicable ratio of (a) the daily average consolidated Funded Debt of the Borrower for the fiscal quarter then most recently ended to (b) the consolidated EBITDA of the Borrower for the four fiscal quarters then most recently ended:

                Funded Debt to
                --------------                     Applicable Interest Margin    Applicable Interest Margin
                    EBITDA                                LIBOR Tranches             Prime Rate Tranches
                    ------                                --------------             -------------------
            less than or equal to 1.00                         1.75%                          0.00%
    greater than 1.00 but less than or equal to 2.00           2.00%                          0.00%
                greater than 2.00                              2.25%                          0.00%

Provided, however, that such ratio shall be deemed to be less than 1.00 for the period beginning on the date of this Agreement until the first recalculation of such ratio as set forth below (and therefore the Applicable Interest Margin for LIBOR Tranches shall begin at 1.75%). The Bank shall determine the Applicable Interest Margin based upon the most recent financial statements dated as of the end of a fiscal quarter delivered to the Bank pursuant to Section 5.2(b). If such statements are delivered when required hereunder, any adjustment to the Applicable Interest Margin shall become effective on the 45th day following the last day of the applicable fiscal quarter, provided that the Borrower shall request in writing, simultaneously with its submission of such financial statements, any decrease in the Applicable Margin which is justified by a change in the foregoing ratio. The Bank shall provide the Borrower with prompt written notice of any increase in the Applicable Margin resulting from a change in the foregoing ratio; provided that if the Bank fails to provide such notice, any increase in the Applicable Margin shall not be affected by such failure.
If such financial statements are not delivered when required hereunder, the Applicable Interest Margin shall increase to the maximum percentage amount set forth in the table above from such 45th day until three days after such financial statements are received by the Bank.

         "Applicable Lending Office" means, with respect to the Bank and for any particular type of transaction, the office of the Bank at 700 Louisiana, Houston, Texas, or such other office of the Bank as the Bank may from time to time specify in writing to the Borrower for such particular type of transaction.

         "Autoborrow Loan" means the aggregate outstanding principal amount of the Autoborrow Loan Advances.

         "Autoborrow Loan Account" means an operating account of the Borrower with the Bank which is designated as the "Autoborrower Loan Account" in writing by the Borrower.

         "Autoborrow Loan Activation Date" means any Business Day on or before the Autoborrow Loan Commitment Termination Date specified by the Borrower to the Bank in writing to be the Autoborrow Loan Activation Date.

         "Autoborrow Loan Advance" means any principal advanced pursuant to any Borrowing Request under the Autoborrow Loan facility created in Section 2.1.

         "Autoborrow Loan Borrowing Multiple" means $10,000.

         "Autoborrow Loan Borrowing Target Amount" means $50,000 as such amount may be adjusted in writing by the Borrower and the Bank from time to time.

         "Autoborrow Loan Commitment" means $0.00 before the Autoborrow Loan Activation Date and $500,000 thereafter.

         "Autoborrow Loan Commitment Termination Date" means May 31, 1998.

         "Autoborrow Loan Maturity Date" means May 31, 1998.

         "Autoborrow Loan Note" means the $500,000 Promissory Note (Revolving Credit) dated as of July 10, 1996, made by the Borrower payable to the order of the Bank evidencing the indebtedness of the Borrower to the Bank resulting from Autoborrow Loan Advances made by the Bank to the Borrower.

         "Autoborrow Loan Prepayment Target Amount" means $50,000 as such amount may be adjusted in writing by the Borrower and the Bank from time to time.

         "Bank" means NationsBank of Texas, N.A.

         "Beaumont Harken Acquisitions" means the Beaumont Harken Acquisition A and the Beaumont Harken Acquisition B.

         "Beaumont Harken Acquisition A" means the acquisition by the Borrower of the assets of two Casa Ole Restaurant franchises located near Beaumont, Texas, as disclosed to the Bank in writing prior to the date of this Agreement.

         "Beaumont Harken Acquisition B" means the acquisition by the Borrower of the assets of four to six Casa Ole Restaurant franchises located near Beaumont, Texas, as disclosed to the Bank in writing prior to the date of this Agreement.

         "Borrower" means Casa Ole Restaurants, Inc., a Texas corporation.

         "Borrower Account" means the principal operating account of Borrower with the Bank or any other account of Borrower with the Bank which is designated as the "Borrower Account" in writing by the Borrower.

         "Borrowing Base" means, at any date of its determination, an amount equal to the product of (a) 2.25 and (b) the consolidated EBITDA of the Borrower for the four fiscal quarters then most recently ended less $300,000; provided, however, that the Borrowing Base shall be deemed to be $4,000,000 for the period beginning on the date of this Agreement until the first recalculation of the Borrowing Base as set forth below and provided further that following Beaumont Harken Acquisition B, for the purposes of determining the Borrowing Base, the EBITDA of the Borrower shall be calculated by the Bank to include, on a proforma basis, the combined results of the Borrower and the assets purchased in connection with Beaumont Harken Acquisition B for such
period.    The Bank shall determine the Borrowing Base based upon the most recent financial statements dated as of the end of a fiscal quarter delivered to the Bank pursuant to Section 5.2(b). If such statements are delivered when required hereunder, any adjustment to the Borrowing Base shall become effective on the 45th day following the last day of the applicable fiscal quarter. If such financial statements are not delivered when required hereunder, the Borrowing Base shall be set by the Bank at any level from such 45th day until three days after such financial statements are received by the Bank.

         "Borrowing Request" means a Borrowing Request executed by a Responsible Officer of the Borrower and delivered to the Bank in substantially the form of Exhibit A.

         "Business Day" means any Monday through Friday during which commercial banks are open for business in Houston, Texas, and, if the applicable Business Day relates to any LIBOR Tranche, on which dealings are carried on in the London interbank market.

         "Capital Expenditures" means, for any Person and period of its determination, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of Capital Leases which is capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with generally accepted accounting principles, are required to be included in or reflected by the property, plant, or equipment, or any similar fixed asset or long term capitalized asset accounts reflected in the balance sheet of such Person.

         "Capital Leases" means, for any Person, any lease of any property by such Person which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

         "Cash Flow" means, for any Person and period of its determination, the consolidated net income of such Person exclusive of extraordinary items during such period, plus the consolidated tax expense, interest expense, and lease expense of such Person during such period, plus the consolidated depreciation and amortization of such Person during such period.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "Compliance Certificate" means a certificate executed by a Responsible Officer of the Borrower in substantially the form of Exhibit C.

         "Continuation/Conversion Request" means a Continuation/Conversion Request executed by a Responsible Officer of the Borrower and delivered to the Bank in substantially the form of Exhibit B.

         "Credit Documents" means this Agreement, the Notes, the Letter of Credit Documents, the Guaranty and each other agreement, instrument, or document executed at any time in connection with this Agreement.

         "Credit Obligations" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower to the Bank under the Credit Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

         "Credit Parties" means the Borrower and the Guarantors.

         "Debt" means, with respect to any Person and as of any date of its determination, without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments, (c) obligations of such Person as lessee under Capital Leases, (d) obligations of such Person to pay the deferred purchase price of property or services (other than trade debt and current operating liabilities incurred in the ordinary course of business), (e) obligations of such Person under or relating to letters of credit, guaranties, note purchase agreements, investment agreements, and other obligations of such Person which support the repayment of the types of indebtedness and obligations of others referred to in parts (a) through (d) of this definition, and (f) nonrecourse indebtedness or obligations of others of the kinds referred to in parts (a) through (e) of this definition secured by any Lien on or in respect of any property of such Person. For the purposes of determining the amount of any Debt, the amount of any Debt described in clause (e) of the definition of Debt shall be valued at the full amount of the contingent liability thereunder and the amount of any Debt described in clause (f) shall be valued at the lesser of the amount of the Debt secured or the value of the property securing such Debt.

         "Debt Service" means, for any Person and period of its determination, the sum of (a) the consolidated interest expense of such Person during such period, plus (b) the greater of the consolidated operating lease expense of such Person during such period or the estimated consolidated operating lease expense of such Person for the four fiscal quarters immediately succeeding such period, plus (c) the quotient of (i) the consolidated current maturities of long-term debt of such Person as of the end of such period (excluding the Revolving Loan to the extent applicable), including the consolidated current maturities of long-term debt related to the Capital Leases of such Person, plus 25% of the daily average outstanding amount of the Revolving Loan for the fiscal quarter ending as of the end of such period divided by (ii) the greater of (A) an amount equal to the difference of 1.00 minus the highest marginal federal income tax rate applicable to such Person during such period or (B) an amount equal to the difference of 1.00 minus the highest estimated marginal federal income tax rate applicable to such Person during the four fiscal quarters immediately succeeding such period. All estimates used in the calculation of Debt Service shall be determined by the Bank.

         "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time would, unless cured or waived, become an Event of Default.

         "Default Rate" means, with respect to any amount due hereunder, a per annum interest rate equal to (a) if such amount is either outstanding principal accruing interest based upon a rate established elsewhere in this Agreement or accrued but unpaid interest thereon, the sum of (i) the interest rate established elsewhere in this Agreement from time to time for such principal amount, including any applicable margin, plus (ii) 3.00% per annum or (b) in all other cases, the Prime Rate in effect from time to time plus the Applicable Interest Margin for Prime Rate Tranches in effect from time to time plus 3.00% per annum.

         "Derivatives" means any swap, hedge, cap, collar, or similar arrangement providing for the exchange of risks related to price changes in any commodity, including money.

         "Dollars or $" means lawful money of the United States of America.

         "EBITDA" means, with respect to any Person and for any period of its determination, the consolidated net income of such Person for such period, plus the consolidated interest expense, income taxes, and depreciation and amortization of such Person for such period.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements now or hereafter in effect relating to the pollution, destruction, loss, or injury of the environment, the presence of any contaminant in the environment, the protection, cleanup, remediation, or restoration of the environment, the creation, handling, transportation, use, or disposal of any waste product in the environment, exposure of persons to any contaminant, waste, or hazardous substance in the environment, and the health and safety of employees in relation to their environment.

         "Event of Default" has the meaning specified in Section 6.1.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

         "Financial Statements" means the audited financial statements of the Borrower referred to in Section 4.7(a).

         "Funded Debt" means, with respect to any Person and as of any date of its determination, without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments, (c) obligations of such Person as lessee under Capital Leases, and (d) obligations of such Person to pay the deferred purchase price of property or services (other than trade debt and current operating liabilities incurred in the ordinary course of business).

         "Guaranty" means the Guaranty dated as of July 10, 1996, made by certain Subsidiaries of the Borrower in favor of the Bank guaranteeing the Credit Obligations.

         "Guarantors" means (a) the Subsidiaries of the Borrower listed in
Schedule I that have executed the Guaranty and (b) any future Subsidiaries of the Borrower that have executed the Guaranty pursuant to Section 5.19.

         "Guidance Loan" means any principal advanced pursuant to any Borrowing Request under the guidance loan facility created in Section 2.4.

         "Guidance Loan Advance" means any Guidance Loan.

         "Guidance Loan Commitment" means $6,000,000. The use of the term "Commitment" in the definition of the term Guidance Loan Commitment shall not be construed to imply any commitment to lend other than as agreed upon by the Bank under Section 2.4.

         "Guidance Loan Commitment Termination Date" means May 31, 1998.

         "Guidance Loan Maturity Date" means, with respect to each Guidance Loan, five years from the date of funding such Advance, as set forth in the Guidance Loan Note executed in connection with such Guidance Loan.

         "Guidance Loan Minimum Borrowing Amount" means $200,000.

         "Guidance Loan Note" means a promissory note of the Borrower payable to the order of the Bank, in substantially the form as the attached Exhibit D, evidencing the indebtedness of the Borrower to the Bank resulting from the Guidance Loan made by the Bank to the Borrower in connection with any Guidance Loan and the terms of the repayment thereof.

         "Hazardous Materials" means any substance or material identified as a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and as now or hereafter in effect; any substance or material regulated as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended and as now or hereafter in effect; and any substance or material designated as a hazardous substance or hazardous waste pursuant to any Environmental Law.

         "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. The maximum lawful rate under this Agreement shall be the weekly indicated rate ceiling under Article 5069-1.04 of the Texas Revised Civil Statutes, unless any other lawful rate ceiling exceeds the rate ceiling so determined, and then the higher rate ceiling shall apply.

         "Intangible Assets" means, with respect to any Person and as of any date of its determination, the goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets, and such other assets of such Person as are properly classified as "intangible assets" in accordance with generally accepted accounting principles.

         "Interest Period" means, with respect to each LIBOR Tranche, the period commencing on the date of such LIBOR Tranche and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select in the applicable Borrowing Request or Continuation/Conversion Request (unless there shall exist any Default or Event of Default, in which case the Borrower may only select one month Interest Periods); provided, however, that:

         (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

         (b) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

         (c) the Borrower may not select an Interest Period for any LIBOR Tranche which ends after the applicable Maturity Date.

         "Interim Financial Statements" means the financial statements of the Borrower referred to in Section 4.7(b).

         "LIBOR" means, with respect to any LIBOR Tranche, the per annum interest rate quoted to the Bank by the funding affiliate of the Bank in London, England, at which deposits in an amount substantially equal to the amount of the LIBOR Advance of the Bank comprising part of such Tranche, and for a duration substantially equal to the Interest Period for such Tranche, are offered to the principal office of such funding affiliate of the Bank in London, England, by such funding affiliate's correspondent banks in the London interbank market three Business Days before the date of such Tranche.

         "LIBOR Tranche" shall mean any Tranche which bears interest based upon the LIBOR, as determined in accordance with Section 2.6.

         "Letter of Credit" means any commercial or standby letter of credit issued by the Bank for the account of the Borrower pursuant to the terms of this Agreement.

         "Letter of Credit Application" means the Bank's standard form letter of credit application for a standby letter of credit, which has been executed by the Borrower and accepted by the Bank in connection with the issuance of a Letter of Credit.

         "Letter of Credit Application Amendment" means the Bank's standard form application to amend a letter of credit for a standby letter of credit, which has been executed by the Borrower and accepted by the Bank in connection with the increase or extension of a Letter of Credit.

         "Letter of Credit Collateral Account" means a special cash collateral account pledged to the Bank containing cash deposited pursuant to Section 6.4 to be maintained with the Bank in accordance with Section 2.3(g).

         "Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications, Letter of Credit Application Amendments, and agreements, documents, and instruments entered into in connection with or relating thereto.

         "Letter of Credit Exposure" means, as of any date of its determination, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate of the unpaid reimbursement obligations of the Borrower under the Letter of Credit Applications and this Agreement resulting from draws under Letters of Credit.

         "Letter of Credit Sublimit" means $300,000.

         "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any Capital Lease, or any other title transfer or retention agreement).

         "Loan" means the Revolving Loan or the Guidance Loan.

         "Material Adverse Change" means any material adverse change in the business, operations, or financial condition of the Borrower since the date of the Financial Statements, Interim Financial Statements, or this Agreement, including any change which results in or could reasonably be expected to result in any damages, liabilities, costs, or expenses of $500,000 or greater.

         "Maturity Date" means the Autoborrow Loan Maturity Date, the Revolving Loan Maturity Date, or the applicable Guidance Loan Maturity Date, in each case as applicable.

         "Minimum LIBOR Tranche Amount" means $200,000.

         "Minimum LIBOR Tranche Multiple" means $100,000.

         "Net Worth" means, with respect to any Person and as of any date of its determination, the excess of the consolidated assets of such Person over the sum of the consolidated liabilities of such Person and the consolidated minority interests of such Person.

         "Notes" means the Revolving Loan Note and the Guidance Loan Note.

         "PBGC" means Pension Benefit Guaranty Corporation or its successor.

         "Permitted Debt" means all of the following Debt:

                 (a)      Debt in the form of the Credit Obligations;

                 (b) Debt in the form of purchase money indebtedness in an aggregate outstanding amount not to exceed $300,000; provided, however, that the Borrower may not incur such purchase money indebtedness if a Default or Event of Default is continuing or if entering into such purchase money indebtedness would cause a Default or Event of Default; and

                 (c) Debt in the form of Subordinated Debt approved by the Bank in writing.

         "Permitted Derivatives" means any Derivative used by a Person in such Person's business operations in aggregate notional quantities not to exceed the reasonably anticipated consumption of such Person of the underlying commodity for the relevant period, but no Derivatives which are speculative in nature.

         "Permitted Investments" means all of the following investments:

                 (a) investments in wholly owned Subsidiaries of the Borrower holding all material assets in the United States;

                 (b) investments in the form of loans, guaranties, open accounts, and other extensions of trade credit in the ordinary course of business;

                 (c) investments in direct obligations of the United States, or investments in any Person which investments are guaranteed by the full faith and credit of the United States, in either case maturing in twelve months or less from the date of acquisition thereof and repurchase agreements having a term of less than one year and fully collateralized by such obligations which are entered into with banks or trust companies described in clause (e) below;

                 (d) investments in commercial paper and bankers' acceptances maturing in twelve months or less from the date of issuance and which, at the time of acquisition are rated A-2 or better by Standard & Poor's Corporation and P-2 or better by Moody's Investors Services, Inc;

                 (e) investments in time deposits or certificates of deposit maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus, and undivided profits aggregating at least $250,000,000 or a foreign branch thereof and whose long-term certificates of deposit are, at the time of acquisition thereof, rated A-2 by Standard & Poor's Corporation or P-2 by Moody's Investors Services, Inc.;

                 (f) investments in money market funds which invest solely in the types of investments described in paragraphs (c) through (e) above;

                 (g) loans and advances to directors, officers, and employees of the Borrower made in the ordinary course of business in an aggregate outstanding amount not to exceed $300,000.

         In valuing any investments for the purpose of applying the limitations set forth in this Agreement, such investments shall be taken at the original cost thereof (but without reduction for any subsequent appreciation or depreciation thereof) less any amount actually repaid or recovered on account of capital or principal (but without reduction for any offsetting investments made by the investee in the investor). For purposes of this Agreement, at any time when a corporation becomes a Subsidiary of the Borrower, all investments of such corporation at such time shall be deemed to have been made by such corporation at such time.

         "Permitted Liens" means all of the following Liens:

                 (a) Liens securing the Credit Obligations;

                 (b) Liens securing purchase money debt or Capital Leases permitted under clause (b) of the definition of Permitted Debt, provided that each such Lien secures only the purchase money debt or Capital Lease incurred in connection with the acquisition of the assets purchased or leased in connection with the incurrence of such purchase money debt or Capital Lease and each such Lien encumbers only the assets purchased or leased in connection with the incurrence of such purchase money debt; and

                 (c) Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of the Credit Parties' assets or materially interfere with the Credit Parties' business, including (i) Liens for taxes, assessments, or other governmental charges or levies which are not yet due and payable or which are being contested in accordance with the terms of this Agreement; (ii) Liens in connection with worker's compensation, unemployment insurance, or other social security, old age pension, or public liability obligations; (iii) Liens in the form of legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature; (iv) Liens in the form of vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction, or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due and payable or which are being contested in accordance with this Agreement; and (v) Liens in the form of zoning restrictions, easements, licenses, and other restrictions on the use of real property or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of the Credit Parties or the value of such property.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

         "Plan" means any (a) employee medical benefit plan under Section 3(1) of ERISA, (b) defined benefit plan under Section 3(35) of ERISA, (c) multiemployer plan under Section 4001(a)(3) of ERISA, or (d) account benefit plan defined in Section 3(34) of ERISA.

         "Prime Rate" means a fluctuating per annum interest rate in effect from time to time equal to the rate of interest publicly announced by the Bank as its prime rate, whether or not the Borrower has notice thereof.

         "Prime Rate Tranche" shall mean any Tranche which bears interest based upon the Prime Rate, as determined in accordance with Section 2.6.

         "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

         "Related Parties" means, with respect to any Person, such Person's stockholders, directors, officers, employees, agents, Affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents, and, with respect to any Person that is an individual, such Person's family relations and heirs.

         "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

         "Responsible Officer" means, with respect to any Person, such Person's Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, and Treasurer.

         "Revolving Loan" means the aggregate outstanding principal amount of the Revolving Loan Advances.

         "Revolving Loan Advance" means any principal advanced pursuant to any Borrowing Request under the revolving loan facility created in Section 2.2.

         "Revolving Loan Commitment" means $4,000,000 prior to the Autoborrow Loan Activation Date and $3,500,000 thereafter.

         "Revolving Loan Commitment Termination Date" means May 31, 1998.

         "Revolving Loan Maturity Date" means May 31, 2002.

         "Revolving Loan Minimum Borrowing Amount" means $200,000.

         "Revolving Loan Note" means the $4,000,000 Promissory Note (Revolving Credit) dated as of July 10, 1996, made by the Borrower payable to the order of the Bank evidencing the indebtedness of the Borrower to the Bank resulting from Revolving Loan Advances made by the Bank to the Borrower.

         "Subordinated Debt" means, with respect to the Borrower and as of any date of its determination, any indebtedness for money borrowed for which the Borrower is directly and primarily obligated that arises after the date of this Agreement, does not have any stated maturity before the latest maturity of any of the Credit Obligations, and is subordinated, upon terms satisfactory to the Bank, to the payment and collection of the Credit Obligations.

         "Subsidiary" means, with respect to any Person, any other Person 50% or more of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such Person.

         "Tangible Assets" means, with respect to any Person and as of any date of its determination, the assets of such Person less the Intangible Assets of such Person.

         "Tangible Net Worth" means, for any Person and as of any date of its determination, the Net Worth of such Person less the Intangible Assets of such Person.

         "Tranche" means any tranche of principal outstanding accruing interest on the same basis whether created in connection with new advances of principal pursuant to Section 2.6(a)(i) or by the continuation or conversion of existing tranches of principal pursuant to Section 2.6(a)(ii) and shall include any Prime Rate Tranche or LIBOR Tranche.

         "Type" has the meaning set forth in Section 1.4.

         "Voting Securities" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

         1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

         1.3 Accounting Terms; Preparation of Financials. All accounting terms, definitions, ratios, and other tests described herein shall be construed in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the financial statements of the Credit Parties, except as expressly set forth in this Agreement. The Credit Parties shall prepare their respective financial statements in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, unless required to conform to changes in United States generally accepted accounting principles or approved by the Bank in writing.

         1.4 Type and Class. The "Type" of a Tranche refers to the determination whether such tranche is a LIBOR Tranche or a Prime Rate Tranche. The "Class" of an Advance refers to the determination whether such Advance is an Autoborrow Loan Advance, Revolving Loan Advance, or Guidance Loan.

         1.5 Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to."
The word "or" shall mean "and/or" wherever necessary to prevent interpretation of any provision against the Bank. Whenever the Borrower has an obligation under this Agreement and the Credit Documents the expense of complying with that obligation shall be an expense of the Borrower unless otherwise specified. Whenever any determination is to be made by the Bank, such determination shall be in the Bank's sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement and the Credit Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement and the Credit Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement and the Credit Documents, and the remaining provisions shall remain in full force and effect. This Agreement and the Credit Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. In the event of a conflict between this Agreement and the Credit Documents, this Agreement shall control.

ARTICLE 2.       CREDIT FACILITIES.

         2.1     Autoborrow Loan Facility.

                 (a)      Commitment.      The Bank agrees, on the terms and
conditions set forth in this Agreement and for the purposes set forth in
Section 5.4, to make Autoborrow Loan Advances to the Borrower from time to time on any Business Day during the period from the Autoborrow Loan Activation Date until the Autoborrow Loan Commitment Termination Date provided that (i) the amount of the Autoborrow Loan shall not exceed the Autoborrow Loan Commitment and (ii) the amount of the Autoborrow Loan plus the amount of the Revolving Loan plus the Letter of Credit Exposure shall not exceed the lesser of (A) the sum of the Autoborrow Loan Commitment plus the Revolving Loan Commitment or (B) the Borrowing Base. Within the limits expressed in this Agreement and in accordance with the autoborrowing provisions set forth in this Section 2.1, Autoborrow Loan Advances shall from time to time be borrowed, prepaid, and reborrowed. The indebtedness of the Borrower to the Bank resulting from the Autoborrow Loan Advances made by the Bank shall be evidenced by the Autoborrow Loan Note.

                 (b) Method of Advancing. If at the close of business on any Business Day the balance of the Autoborrow Loan Account is less than the Autoborrow Loan Borrowing Target Amount, and provided that all conditions precedent to the making of an Advance hereunder are satisfied, the Bank shall make an Autoborrow Loan Advance in a multiple of the Autoborrow Loan Borrowing Multiple to the Borrower in the smallest amount such that following such Autoborrow Loan Advance the balance of the Autoborrow Loan Account is equal to or greater than the Autoborrow Loan Borrowing Target Amount unless such an Autoborrow Loan Advance would violate the limitations set forth in paragraph
(a) above, in which case such Autoborrow Loan Advance shall be limited to and made in the greatest amount available that would not violate such limitations. Subject to such terms, the Bank shall make such Autoborrow Loan Advance to the Borrower as of the close of business on such date in immediately available funds at the Autoborrow Loan Account.

                 (c) Prepayment. If at the close of business on any Business Day the balance of the Autoborrow Loan Account is greater than the Autoborrow Loan Prepayment Target Amount by an amount equal to or greater than the Autoborrow Loan Borrowing Multiple, the Bank shall apply funds from the Autoborrow Loan Account in excess of the Autoborrow Loan Prepayment Target Amount in multiples of the Autoborrow Loan Borrowing Multiple to the prepayment of the Autoborrow Loan, provided that if the amount of the Autoborrow Loan is less than the Autoborrow Loan Borrowing Multiple, the amount of such prepayment shall be limited to and made in the amount of the Autoborrow Loan. The Bank shall make such application as of the close of business on such date.

                 (d) Repayment. The Borrower shall pay to the Bank the outstanding amount of the Autoborrow Loan on the Autoborrow Loan Maturity Date.

         2.2     Revolving Loan Facility.

                 (a)      Commitment.      The Bank agrees, on the terms and
conditions set forth in this Agreement and for the purposes set forth in
Section 5.4, to make Revolving Loan Advances to the Borrower as requested by the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolving Loan Commitment Termination Date provided that (i) the amount of the Revolving Loan shall not exceed the Revolving Loan Commitment and (ii) the amount of the Autoborrow Loan plus the amount of the Revolving Loan plus the Letter of Credit Exposure shall not exceed the lesser of (A) the sum of the Autoborrow Loan Commitment plus the Revolving Loan Commitment or (B) the Borrowing Base. Within the limits expressed in this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Revolving Loan Advances. The indebtedness of the Borrower to the Bank resulting from the Revolving Loan Advances made by the Bank shall be evidenced by the Revolving Loan Note.

                 (b)      Method of Advancing.   Each Revolving Loan Advance
shall be made pursuant to a Borrowing Request given by the Borrower to the Bank in writing or by telecopy not later than the time required pursuant to Section 2.6(a)(i) to select the interest rate basis for the Revolving Loan Advance. Revolving Loan Advances must be made in an amount equal to or greater than the Revolving Loan Minimum Borrowing Amount or made in the amount of the remaining available amount of the Revolving Loan. Each Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower unless such Borrowing Request is rejected by the Bank as incomplete or improper. Subject to the satisfaction of all applicable conditions precedent, the Bank shall before close of business on the date requested for such Revolving Loan Advance make such Revolving Loan Advance available to the Borrower in immediately available funds at the Borrower Account.

                 (c)      Prepayment.

                          (i)     The Borrower may prepay the outstanding
principal amount of the Revolving Loan pursuant to written notice given by the Borrower to the Bank in writing or by telecopy by 2:00 pm (Houston, Texas, time) on the same Business Day of the proposed prepayment or earlier as required by Section 2.6(b). Each such notice shall specify the principal amount and the Tranches of the Revolving Loan which shall be prepaid and the date of the prepayment, and shall be irrevocable and binding on the Borrower. Partial prepayments of the Revolving Loan must be made in an amount equal to or greater than the Revolving Loan Minimum Borrowing Amount. For each such notice given by the Borrower, the Borrower shall prepay the Revolving Loan in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of the Revolving Loan except as provided in this Section 2.2(c)(i).

                          (ii)    If the sum of the amount of the Autoborrow
Loan plus the amount of the Revolving Loan plus the Letter of Credit Exposure ever exceeds the lesser of (A) the Borrowing Base or (B) the sum of the Autoborrow Loan Commitment plus the Revolving Loan Commitment, the Borrower shall, upon receipt of written notice of such condition from the Bank and to the extent of such excess, first prepay to the Bank outstanding principal of the Revolving Loan, second prepay to the Bank the outstanding principal of the Autoborrow Loan, and third, if the Revolving Loan and the Autoborrow Loan have been repaid in full, make deposits into the Letter of Credit Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that such excess is eliminated.

                          (iii)   Each prepayment of principal under the
Revolving Loan pursuant to this Section 2.2(c) must be made in accordance with the requirements of Section 2.6(b) and shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid in accordance with
Section 2.6(c) and (d) and all amounts due under Section 2.7.

                          (iv)    Following the Revolving Loan Commitment
Termination Date, all prepayments of the Revolving Loan shall be applied to the required payments of principal in the inverse order of maturity.

                 (d) Repayment. The Borrower shall pay to the Bank the outstanding principal amount of the Revolving Loan which is outstanding on the Revolving Loan Commitment Termination Date in equal monthly installments of 1/48th of the outstanding principal amount of the Revolving Loan. The first such equal monthly installment shall be due and payable on the last day of the first calendar month ending after the Revolving Loan Commitment Termination Date, with subsequent equal monthly installments due and payable on the last day of each calendar month thereafter until the Revolving Loan Maturity Date. The Borrower shall pay to the Bank the remaining amount of the Revolving Loan on the Revolving Loan Maturity Date.

         2.3     Letter of Credit Facility.

                 (a) Commitment for Letters of Credit. The Bank shall, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, issue, increase, and extend Letters of Credit at the request of the Borrower from time to time on any

Business Day during the period from the date of this Agreement until the Revolving Loan Commitment Termination Date provided that (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit and (ii) the amount of the Autoborrow Loan plus the amount of the Revolving Loan plus the Letter of Credit Exposure shall not exceed the lesser of (A) the sum of the Autoborrow Loan Commitment plus the Revolving Loan Commitment or (B) the Borrowing Base. No Letter of Credit may have an expiration date later than 12 months after its issuance date, and each Letter of Credit which is self-extending beyond its expiration date must be cancelable upon at least 30 days notice given by the Bank to the beneficiary of such Letter of Credit. No Letter of Credit may have an expiration date later than 12 months after the Revolving Loan Commitment Termination Date unless approved by the Bank. Each Letter of Credit must be in form and substance acceptable to the Bank. The indebtedness of the Borrower to the Bank resulting from Letters of Credit requested by the Borrower shall be evidenced by the Letter of Credit Applications made by the Borrower.

                 (b) Requesting Letters of Credit. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application or Letter of Credit Application Amendment, as applicable, given by the Borrower to the Bank in writing or by telecopy promptly confirmed in writing, such Letter of Credit Application or Letter of Credit Application Amendment being given not later than 2:00 p.m. (Houston, Texas, time) on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit. Each Letter of Credit Application or Letter of Credit Application Amendment shall be fully completed and shall specify the information required therein (including the proposed form of the Letter of Credit or change thereto), and shall be irrevocable and binding on the Borrower unless such Letter of Credit Application or Letter of Credit Application Amendment is rejected by the Bank as incomplete or improper. Subject to the satisfaction of all applicable conditions precedent, the Bank shall before close of business on the date requested by the Borrower for the issuance, increase, or extension of such Letter of Credit issue, increase, or extend such Letter of Credit to the specified beneficiary.

                 (c) Prepayments of Letters of Credit. In the event that any Letters of Credit shall be outstanding according to their terms after the Revolving Credit Facility Commitment Termination Date, upon request of the Bank the Borrower shall pay to the Bank an amount equal to the Letter of Credit Exposure allocable to such Letters of Credit to be held in the Letter of Credit Collateral Account and applied in accordance with paragraph (g) below.

                 (d) Reimbursements for Letters of Credit. With respect to any Letter of Credit and in accordance with the related Letter of Credit Application, the Borrower agrees to pay to the Bank on demand of the Bank any amount due to the Bank under such Letter of Credit Application. If the Borrower does not pay upon demand of the Bank any amount due to the Bank under any Letter of Credit Application, in addition to any rights the Bank may have under such Letter of Credit Application, the Bank may request the satisfaction of such obligation by the making of a Revolving Loan Advance.
Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Loan Advance in the amount of such obligation and the transfer of the proceeds thereof to the Bank. Such Revolving Loan Advance shall be comprised of a Prime Rate Tranche. The Bank shall promptly forward notice of such Revolving Loan Advance to the Borrower. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Bank to make such requests for Revolving Loan Advances on behalf of the Borrower in satisfaction of such obligations. The Bank may record and otherwise treat the making of such Revolving Loan Advances as the making of a Revolving Loan Advance to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Advance under this Section 2.3(d) shall not constitute a cure or waiver of any Default or Event of Default caused by the Borrower's failure to comply with the provisions of this Agreement or any Letter of Credit Application.

                 (e) Obligations Unconditional. The obligations of the Borrower under this Agreement and the Letter of Credit Applications to reimburse the Bank for draws under Letters of Credit and to make other payments due in respect of Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Applications under all circumstances, including: (i) any lack of validity or enforceability of any Letter of Credit Document; (ii) any amendment, waiver, or consent to departure from any Letter of Credit Document;
(iii) the existence of any claim, offset, defense, or other right which the Borrower or the Bank may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Bank, or any other Person or entity, whether in connection with the transactions contemplated in this Agreement or any unrelated transaction; (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (v) payment by the Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower or the Bank in connection with the Letters of Credit or the Borrower's or the Bank's rights under paragraph (f) below.

                 (f) Liability of Bank. The Bank shall not be liable or responsible for: (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
(ii) the validity, sufficiency, or genuineness of documents related to Letters of Credit, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged; (iii) payment by the Bank against presentation of documents which do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE BANK'S OWN NEGLIGENCE); except that the Bank shall be liable to the Borrower to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Bank's gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit.

                 (g)      Letter of Credit Collateral Account.

                          (i)     If the Borrower is required to deposit funds
in the Letter of Credit Collateral Account pursuant to paragraph (e) above or
Section 6.4, then the Borrower and the Bank shall establish the Letter of Credit Collateral Account and the Borrower shall execute any documents and agreements, including the Bank's standard form assignment of deposit accounts, that the Bank requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Bank a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Bank and grants the Bank a security interest in the Letter of Credit Collateral Account, whenever established, all funds held in the Letter of Credit Collateral Account from time to time, and all proceeds thereof as security for the payment of the Credit Obligations.

                          (ii)    Funds held in the Letter of Credit Collateral
Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Bank to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Letter of Credit Collateral Account above the Letter of Credit Exposure, (A) if an Event of Default exists the Bank may hold such surplus funds in the Letter of Credit Collateral Account as cash collateral for the Credit Obligations or apply such surplus funds to any Credit Obligations in accordance with Section 6.9 or (B) if no Event of Default exists, the Bank shall release to the Borrower at the Borrower's written request such surplus funds.

                          (iii)   Funds held in the Letter of Credit Collateral
Account shall be invested in money market funds of the Bank or in another investment if mutually agreed upon by the Borrower and the Bank, but the Bank shall have no other obligation to make any other investment of the funds therein. The Bank shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Bank accords its own property, it being understood that the Bank shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

         2.4     Guidance Loan.

                 (a) Nonbinding Option to Advance. The Bank may, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, make Guidance Loans to the Borrower as requested by the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Guidance Loan Commitment Termination Date provided that (i) the aggregate outstanding principal amount of Guidance Loans shall not exceed the Guidance Loan Commitment and (ii) the Bank shall have approved, in its sole discretion, the amount and terms of each Guidance Loan. Until the Bank shall have approved any requested Guidance Loan in writing, the Bank shall have no commitment to fund such Guidance Loan. Within the limits expressed in this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Guidance Loans. The indebtedness of the Borrower to the Bank resulting from each Guidance Loan shall be evidenced by the Guidance Loan Note made by the Borrower in connection with such Guidance Loan.

                 (b) Method of Advancing. In all circumstances where the Borrower desires a Guidance Loan, the Borrower shall provide the Bank with information regarding the circumstances related to the proposed Guidance Loan, obtain the written approval of the Bank as to the terms and conditions for such Guidance Loan, and execute an appropriate Guidance Loan Note made payable to the Bank in connection with such proposed Guidance Loan to document the terms and conditions for the Guidance Loan. If such approval is obtained by the Borrower, an appropriate Guidance Loan Note has been executed and delivered by the Borrower, and all terms and conditions have been satisfied, the approved Guidance Loan shall be made pursuant to a request given by the Borrower to the Bank in writing or by telecopy not later than the time required pursuant to
Section 2.6(a)(i) to select the interest rate basis for the Guidance Loan.
Each Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower unless such Borrowing Request is rejected by the Bank as incomplete or improper. Subject to the satisfaction of all applicable conditions precedent, the Bank shall before close of business on the date requested for such Guidance Loan make such Guidance Loan available to the Borrower in immediately available funds at the Borrower Account.

                 (c)      Prepayment.

                          (i)     The Borrower may prepay the outstanding
principal amount of any Guidance Loan pursuant to written notice given by the Borrower to the Bank in writing or by telecopy by 2:00 pm (Houston, Texas, time) on the same Business Day of the proposed prepayment or earlier as required by Section 2.6(b). Each such notice shall specify the principal amount and the Tranches of the Guidance Loan which shall be prepaid and the date of the prepayment, and shall be irrevocable and binding on the Borrower. Partial prepayments of Guidance Loans must be made in an amount equal to or greater than the Guidance Loan Minimum Borrowing Amount. For each such notice given by the Borrower, the Borrower shall prepay the Guidance Loan in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of Guidance Loans except as provided in this Section 2.4(c)(i).

                          (ii)    Each prepayment of principal under any
Guidance Loan pursuant to this Section 2.4(c) must be made in accordance with the requirements of Section 2.6(b) and shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid in accordance with
Section 2.6(c) and (d) and all amounts due under Section 2.7.

                          (iii)   Prepayments of Guidance Loans shall be
applied in accordance with the terms of the applicable Guidance Loan Note.

                 (d)      Repayment.  The Borrower shall pay to the Bank the
outstanding principal amount of each Guidance Loan in equal monthly installments of 1/60th of the outstanding principal amount of such Guidance Loan. The first such equal monthly installment shall be due and payable on the last day of the first calendar month ending after the funding of such Guidance Loan, with subsequent equal monthly installments due and payable on the last day of each calendar month thereafter until the applicable Guidance Loan
Maturity Date.   The Borrower shall pay to the Bank the remaining outstanding principal amount of such Guidance Loan on the applicable Guidance Loan Maturity Date.

         2.5     Fees.

                 (a) Commitment Fee. The Borrower shall pay to the Bank a commitment fee equal to 0.25% per annum on the average daily amount by which
(i) the Autoborrow Loan Commitment plus the Revolving Loan Commitment exceeds
(ii) the sum of the amount of the Autoborrow Loan plus the Revolving Loan plus the Letter of Credit Exposure. The commitment fee shall be due and payable quarterly in arrears on the last day of each calendar quarter, on the Autoborrow Loan Commitment Termination Date, and on the Revolving Loan Commitment Termination Date.

                 (b) Upfront Fee. The Borrower shall pay to the Bank an upfront fee equal to 0.25% of each Guidance Loan made pursuant to this Agreement. For each such Guidance Loan, such fee shall be due and payable on the day such Guidance Loan is made.

                 (c) Fees for Letters of Credit. For each Letter of Credit issued by the Bank, the Borrower shall pay to the Bank a letter of credit fee equal to 1.50% per annum on the face amount of such Letter of Credit for the stated term of such Letter of Credit, with a minimum fee of $750. The Borrower shall pay such letter of credit fees for such Letter of

Credit, including any increased amount due in respect of any increase or extension of such Letter of Credit, on the date of the issuance, increase, or extension of such Letter of Credit. All such fees shall be deemed to be earned upon the issuance, increase, or extension of such Letter of Credit, and shall not be subject to refund in the event of the early termination of such Letter of Credit.

         2.6     Interest.

                 (a) Election of Interest Rate Basis. The Borrower may select the interest rate basis for the outstanding principal amount of each Loan in accordance with the terms of this Section 2.6(a):

                          (i)     The Autoborrow Loan may be comprised only of
Prime Rate Tranches. With respect to the other Loans, under the Borrowing Request provided to the Bank in connection with the making of each Advance under such Loans, the Borrower shall select the amount and the Type of the Tranches, and for each LIBOR Tranche selected, any permitted Interest Period for such LIBOR Tranche, which will comprise such Advance, provided that (A) at no time shall there be more than five separate LIBOR Tranches outstanding under any Loan and (B) each Tranche must be in a principal amount equal to or greater than the Minimum LIBOR Tranche Amount and be made in multiples of the Minimum LIBOR Tranche Multiple. If the Borrower selects any LIBOR Tranche, such interest rate elections must be provided to the Bank in writing or by telecopy not later than 2:00 p.m. (Houston, Texas, time) on the third Business Day before the date of any proposed Advance. In the case of any Advance including any LIBOR Tranche, upon determination by the Bank, the Bank shall promptly notify the Borrower of the applicable interest rate to such Tranche.

                          (ii)    With respect to any Tranche under any Loan
other than the Autoborrow Loan, the Borrower may continue or convert any portion of any LIBOR Tranche or Prime Rate Tranche to form new LIBOR Tranches or Prime Rate Tranches under the same Loan in accordance with this paragraph. Each such continuation or conversion shall be made pursuant to a Continuation/Conversion Request given by the Borrower to the Bank in writing or by telecopy not later than 2:00 p.m. (Houston, Texas, time) on the third Business Day before the date of the proposed continuation or conversion. Each Continuation/Conversion Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower. In the case of any continuation or conversion into LIBOR Tranches, upon determination by the Bank, the Bank shall notify the Borrower of the applicable interest rate. Continuations and conversions involving LIBOR Tranches shall be made in integral multiples of the Minimum LIBOR Tranche Multiple. No continuation or conversion shall be permitted if such continuation or conversion would cause the outstanding principal amount of any LIBOR Tranche which would remain outstanding under the Loan to be less than the Minimum LIBOR Tranche

Amount. At no time shall there be more than five separate LIBOR Tranches outstanding under any Loan. Any conversion of an existing LIBOR Tranche is subject to Section 2.7. Subject to the satisfaction of all applicable conditions precedent, the Bank shall before close of business on the date requested by the Borrower for the continuation or conversion, make such continuation or conversion.

                          (iii)   At the end of the Interest Period for any
LIBOR Tranche if the Borrower has not continued or converted such LIBOR Tranche into new Tranches as provided for in paragraph (ii) above, the Borrower shall be deemed to have continued such LIBOR Tranche as a Prime Rate Tranche under the same Loan. Each Prime Rate Tranche shall continue as a Prime Rate Tranche under the same Loan unless the Borrower converts such Prime Rate Tranche as provided for in paragraph (ii) above.

                 (b) Payments on LIBOR Tranches. With respect to payments made on the outstanding principal of any Loan, subject to the other requirements in this Agreement, the Borrower may allocate the payments among the Tranches comprising such Loan. Unless required by mandatory payments, partial prepayments involving LIBOR Tranches must be made in multiples of the Minimum LIBOR Tranche Multiple and no partial prepayment may be made if the prepayment would cause the outstanding principal amount of any LIBOR Tranche under any Loan to be less than the Minimum LIBOR Tranche Amount. No voluntary prepayment of any LIBOR Tranche may be made unless the required notice is provided by 2:00 p.m. (Houston, Texas, time) on the third Business Day before the date of the proposed prepayment.

                 (c) Interest on LIBOR Tranches. Each LIBOR Tranche shall bear interest during its Interest Period at a per annum interest rate equal to the sum of the LIBOR for such LIBOR Tranche plus the Applicable Interest Margin for LIBOR Tranches in effect from time to time. The Borrower shall pay to the Bank all accrued but unpaid interest on each LIBOR Tranche on the last day of the applicable Interest Period for such LIBOR Tranche (and with respect to LIBOR Tranches with Interest Periods of greater than three months, on the date which is three months after the first date of the Interest Period for such LIBOR Tranche), on any date when any portion of such LIBOR Tranche is converted, prepaid, or repaid (but only on the amount so converted, prepaid, or repaid), and on the applicable Maturity Date for such LIBOR Tranche.

                 (d) Interest on Prime Rate Tranches. Each Prime Rate Tranche shall bear interest at a per annum interest rate equal to the Prime Rate in effect from time to time plus the Applicable Interest Margin for Prime Rate Tranches in effect from time to time. The Borrower shall pay to the Bank all accrued but unpaid interest on outstanding Prime Rate Tranches under any Loan on the last day of each month, on any date all Prime Rate Tranches under such Loan are prepaid or repaid in full, and on the applicable Maturity Date for such Prime Rate Tranches.

                 (e)      Prevention of Usury.

                          (i)     If the effective rate of interest contracted
for by the Bank with the Borrower under the Credit Documents, including the stated rates of interest contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the Highest Lawful Rate, then the outstanding principal amount of the loans made by the Bank to the Borrower hereunder shall bear interest at a rate which would make the effective rate of interest on the loans made by the Bank to the Borrower under the Credit Documents equal the Highest Lawful Rate until the difference between the amounts which would have been due by the Borrower to the Bank at the stated rates and the amounts which were due by the Borrower to the Bank at the Highest Lawful Rate (such difference being the "Lost Interest") has been recaptured by the Bank. If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by the Bank pursuant to the preceding sentence, then, to the extent permitted by law, the interest rates charged by the Bank to the Borrower under Sections
2.6 and 6.5 hereunder shall be retroactively increased such that the effective rate of interest on the loans made by the Bank to the Borrower under the Credit Documents was at the Highest Lawful Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to the Bank the amount of the Lost Interest remaining to be recaptured by the Bank.

                          (ii)    In calculating all sums paid or agreed to be
paid to the Bank by the Borrower for the use, forbearance, or detention of money under the Credit Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Credit Documents.

                          (iii)   NOTWITHSTANDING THE FOREGOING OR ANY OTHER
TERM IN THIS AGREEMENT AND THE CREDIT DOCUMENTS TO THE CONTRARY, it is the intention of the Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if the Bank contracts for, charges, or receives any consideration from the Borrower which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at the Bank's option be applied to the outstanding amount of the loans made hereunder by the Bank to the Borrower or be refunded to the Borrower.

         2.7 Breakage Costs. If (i) any payment of principal on or any conversion of any LIBOR Tranche is made on any date other than the last day of the Interest Period for such LIBOR Tranche, whether as a result of any voluntary or mandatory prepayment, any acceleration of maturity, or any other cause, (ii) any payment of principal on any LIBOR Tranche is not made when due, or (iii) any LIBOR Tranche is not borrowed, converted, or prepaid in accordance with the respective notice thereof provided by the Borrower to the

Bank, whether as a result of any failure to meet any applicable conditions precedent for borrowing, conversion, or prepayment, the cancellation of any request for borrowing, conversion, or prepayment, the failure of the Borrower to provide the respective notice of borrowing, conversion, or prepayment, or any other cause not specified above which is created by the Borrower, then the Borrower shall pay to the Bank upon demand any amounts required to compensate the Bank for any losses, costs, or expenses, including lost profits and administrative expenses, which are allocable to such action, including losses, costs, and expenses related to the liquidation or reinvestment of funds acquired or designated by the Bank to fund or maintain such LIBOR Tranche or related to the reacquisition or redesignation of funds by the Bank to fund or maintain such LIBOR Tranche following any liquidation or reinvestment of such funds caused by such action. A certificate as to the amount of such loss, cost, or expense detailing the calculation thereof submitted by the Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

         2.8     Increased Costs.

                 (a) Cost of Funds. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the costs of the Bank allocable to (x) committing to make any Advance or obtaining funds for the making, funding, or maintaining of any Advance in the relevant interbank market or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit, including in each case any increase in any applicable reserve requirement specified by the Federal Reserve Board whether for emergency, marginal, supplemental, or other reserves, then the Borrower shall pay to the Bank upon demand any amounts required to compensate the Bank for such increased costs, such amounts being due and payable upon demand by the Bank. A certificate as to the cause and amount of such increased cost detailing the calculation of such cost submitted by the Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

                 (b) Capital Adequacy. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the capital requirements of the Bank or its parent or holding company allocable to (x) committing to make Advances or making, funding, or maintaining Advances or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit, as such capital requirements are allocated by the Bank, then the Borrower shall pay to the Bank upon demand any amounts required to compensate the Bank or its parent or holding company for such increase in costs (including an amount equal to any reduction in the rate of return on assets or equity of the Bank or its parent or holding company), such amounts being due and payable upon demand by the Bank. A certificate as to the cause and amounts detailing the calculation of such amounts submitted by the Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

         2.9 Illegality. Notwithstanding any other provision in this Agreement, if it becomes unlawful for the Bank to obtain deposits or other funds for making or funding any LIBOR Tranche in the relevant interbank market, the Bank shall so notify the Borrower and the Bank's commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches applicable to the Bank shall be converted to Prime Rate Tranches as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Tranches.

         2.10 Market Failure. Notwithstanding any other provision in this Agreement, if the Bank determines that: (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant amounts, or maturities for purposes of determining the rate of interest referred to in the definition of "LIBOR" or (b) the relevant rates of interest referred to in the definition of "LIBOR" which are used as the basis to determine the rate of interest for LIBOR Tranches are not likely to adequately cover the cost to the Bank of making or maintaining any LIBOR Tranche, then if the Bank so notifies the Borrower, the commitment of the Bank to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches shall be converted to Prime Rate Tranches as of the end of each applicable Interest Period, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Tranches.

         2.11    Payment Procedures and Computations.

                 (a) Payment Procedures. Time is of the essence in this Agreement and the Credit Documents. All payment hereunder shall be made in Dollars. The Borrower shall make each payment under this Agreement and under the Notes not later than 2:00 pm (local time at the Applicable Lending Office) on the day when due to the Bank at its Applicable Lending Office in immediately available funds. All payments by the Borrower hereunder shall be made without any offset, abatement, withholding, or reduction.

                 (b) Authority to Charge Accounts. The Bank, if and to the extent payment owed to the Bank is not made when due, may charge from time to time against any account of the Borrower with the Bank any amount so due. The Bank agrees promptly to notify the Borrower after any such charge and application made by the Bank provided that the failure to give such notice shall not affect the validity of such charge and application.

                 (c) Interest and Fees. Unless expressly provided for in this Agreement, (i) all computations of interest based on the Prime Rate shall be made on the basis of a 365/366 day year, as the case may be, (ii) all computations of interest based upon the LIBOR shall be made on the basis of a 360 day year, and (iii) all computations of fees shall be made on the basis of a 360 day year, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Bank of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

                 (d) Payment Dates. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. If the time for payment for an amount payable is not specified in this Agreement or in any other Credit Document, the payment shall be due and payable on demand by the Bank.

         2.12 Taxes. The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the other Credit Documents.

ARTICLE 3.       CONDITIONS PRECEDENT.

         3.1 Conditions Precedent to Initial Extensions of Credit. The obligation of the Bank to make the initial extension of credit under this Agreement, including the making of any Advances and the issuance of any Letters of Credit, shall be subject to the condition precedent that the Borrower shall have delivered or shall have caused to be delivered the documents and other items listed on Exhibit E, together with any other documents requested by the Bank to document the agreements and intent of the Credit Documents, each in form and with substance satisfactory to the Bank.

         3.2 Conditions Precedent to Each Extension of Credit. The obligation of the Bank to make any extension of credit under this Agreement, including the making of any Advances and the issuance, increase, or extension of any Letters of Credit, shall be subject to the further conditions precedent that:

                 (a) Representations and Warranties. As of the date of the making of any extension of credit hereunder, the representations and warranties contained in each Credit Document shall be true and correct in all material respects as of such date (and the Borrower's request for the making of any extension of credit hereunder shall be deemed to be a restatement, representation, and additional warranty of the representations and warranties contained in each Credit Document as of such date);

                 (b) Default. As of the date of the making of any extension of credit hereunder, there shall exist no Default or Event of Default, and the making of the extension of credit would not cause or be reasonably expected to cause a Default or Event of Default;

                 (c) Material Adverse Change. There shall not have occurred any Material Adverse Change; and

                 (d) Additional Guidance Facility Items. With respect to the extension of any Guidance Loan Advance, the Borrower shall have delivered or shall have caused to be delivered the documents and other items required by the Bank as conditions precedent to such Guidance Loan Advance and the Borrower shall have satisfied each other condition precedent required by the Bank for such Guidance Loan Advance in a manner satisfactory to the Bank.


ARTICLE 4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank, and with each request for any extension of credit hereunder, including the making of any Advances and the issuance, increase, or extension of any Letters of Credit, again represents and warrants to the Bank, as follows:

         4.1 Organization. As of the date of this Agreement, each Credit Party is duly organized, validly existing, and in good standing under the laws of such Person's respective jurisdiction of organization and is duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person owns property or conducts operations and which requires such licensing or qualification and where failure to be so licensed, qualified, or in good standing could reasonably be expected to cause a Material Adverse Change.

         4.2 Authorization. The execution, delivery, and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated thereby (a) do not contravene the organizational documents of such Credit Party, (b) have been duly authorized by all necessary corporate action of such Credit Party, and (c) are within such Credit Party's corporate powers.

         4.3 Enforceability. Each Credit Document to which any Credit Party is a Party has been duly executed and delivered by such Credit Party and constitutes the legal, valid, and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with such Credit Document's terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

         4.4     Absence of Conflicts and Approvals.   The execution, delivery,
and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated thereby to the knowledge of Borrower (a) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Credit Party is a party or any other material contract or agreement to which such Credit Party is a party, (b) do not violate any law or regulation binding on or affecting such Credit Party, (c) do not require any authorization, approval, or other action by, or any notice to or filing with, any governmental authority, and (d) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

         4.5 Investment Companies. No Credit Party nor any Affiliate thereof is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.6 Public Utilities. No Credit Party nor any Affiliate thereof is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. No Credit Party nor any Affiliate thereof is a regulated public utility.

         4.7     Financial Condition.

                 (a) The Borrower has delivered to the Bank the annual audited consolidated financial statements of the Borrower dated as of December 29, 1995, including therein the balance sheet of the Borrower as of such date and the statements of income, stockholders' equity, and cash flows for the Borrower for the fiscal year ending on such date. These financial statements are accurate and complete in all material respects and present fairly the financial condition of the Borrower and as of such date in accordance with generally accepted accounting principles.

                 (b) The Borrower has delivered to the Bank the consolidated financial statements of the Borrower dated as of April 19, 1996, including therein the balance sheet of the Borrower as of such date and the statements of income, stockholders' equity, and cash flows for the Borrower for the period ending on such date. These financial statements are accurate and complete in all material respects and present fairly the financial condition of the Borrower and as of such date in accordance with generally accepted accounting principles.

                 (c) As of the respective dates of the Financial Statements and the Interim Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower or any of the Borrower's Subsidiaries, except as disclosed in the Financial Statements or the Interim Financial Statements, and adequate reserves for such items have been made in accordance with generally accepted accounting principles. No Material Adverse Change has occurred. No Default exists.

         4.8 Condition of Assets. To the knowledge of Borrower, each Credit Party has good and indefeasible title to all of its owned property and valid leasehold rights in all of its leased property, as reflected in the financial statements most recently provided to the Bank, free and clear of all Liens except Permitted Liens. To the knowledge of Borrower, each Credit Party possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are useful in the conduct of its business and which the failure to possess could reasonably be expected to cause a Material Adverse Change. The material properties used or to be used in the continuing operations of each Credit Party are in good repair, working order, and condition, normal wear and tear excepted. The properties of each Credit Party have not been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a governmental authority, riot, activities of armed forces, or acts of God or of any public enemy in any manner which could reasonably be expected to cause a Material Adverse Change.

         4.9 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of any Credit Party, threatened against any Credit Party at law, in equity, or in admiralty, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to cause a Material Adverse Change.

         4.10 Subsidiaries. As of the date of this Agreement, the Borrower has no Subsidiaries except as disclosed in Schedule I. The Borrower has no Subsidiaries which have not been disclosed in writing to the Bank.

         4.11 Laws and Regulations. Each Credit Party has been and is in compliance with all federal, state, and local laws and regulations which are applicable to the operations and property of such Person and which the failure to comply with could reasonably be expected to cause a Material Adverse Change.

         4.12 Environmental Compliance. To the knowledge of Borrower, each Credit Party (a) has been and is in compliance with all Environmental Laws and has obtained and is in compliance with all related permits necessary for the ownership and operation of its properties unless the failure to be in compliance could not reasonably be expected to cause a Material Adverse Change,
(b) has never received notice of and has never been investigated for any violation or alleged violation of any Environmental Law in connection with its presently or previously owned properties which threaten action or suggest liabilities which could reasonably be expected to cause a Material Adverse Change, (c) does not and has not created, handled, transported, used, or disposed of any Hazardous Materials on or about its properties (nor have the its properties been used for those purposes) except in compliance with all Environmental Laws and related permits,
(d) has never been responsible for the release of any Hazardous Materials into the environment in connection with the its operations, has not contaminated any properties with Hazardous Materials, and does not and has not owned any properties contaminated by any Hazardous Materials in any manner which could reasonably be expected to cause a Material Adverse Change.

         4.13 ERISA. Each Credit Party is in compliance in all material respects with all provisions of ERISA. No Credit Party participates in nor during the past five years has participated in any defined benefit Plan under 3(35) of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA. With respect to the Plans of each Credit Party, neither a Reportable Event nor a Prohibited Transaction has occurred and exists.

         4.14 Taxes. Each Credit Party has filed all United States federal, state, and local income tax returns and all other domestic and foreign tax returns which are required to be filed by such Credit Party and has paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by such Credit Party. The charges, accruals, and reserves on the books of each Credit Party in respect of taxes are adequate in accordance with generally accepted accounting principles.

         4.15 True and Complete Disclosure. All factual information furnished by or on behalf of any Credit Party in writing to the Bank in connection with the Credit Documents and the transactions contemplated thereby is true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. All projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

ARTICLE 5. COVENANTS. Until the Bank receives irrevocable payment of the Credit Obligations and the commitments of the Bank under this Agreement and each other Credit Document have been terminated, the Borrower shall comply with and cause compliance with the following covenants:

         5.1 Organization. Except as a result of corporate transactions permitted by Section 5.9 hereof, the Borrower shall and shall cause each Credit Party to maintain itself as an entity duly organized and validly existing under the laws of each such Person's respective jurisdiction of organization and be duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations and which requires such licensing or qualification and where failure to be so licensed, qualified, or in good standing could reasonably be expected to cause a Material Adverse Change.

         5.2 Reporting. The Borrower shall furnish to the Bank all of the following:

                 (a) Annual Financial Reports. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audit report for such fiscal year for the Borrower, including therein the consolidated balance sheets of the Borrower as of the end of such fiscal year and the consolidated statements of income, stockholders' equity, and cash flows for the Borrower for such fiscal year, setting forth the consolidated financial position and results of the Borrower for such fiscal year and certified, without any qualification or limit of the scope of the examination of matters relevant to the financial statements, by a nationally recognized certified public accounting firm; and (ii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower;

                 (b) Quarterly Financial Reports. As soon as available and in any event not later than 45 days after the end of each fiscal quarter,
(i) a copy of the internally prepared consolidated financial statements of the Borrower for such fiscal quarter and for the fiscal year to date period ending on the last day of such fiscal quarter, including therein the consolidated balance sheets of the Borrower as of the end of such fiscal quarter and the consolidated statements of income, and cash flows for such fiscal quarter and for such fiscal year to date period, setting forth the consolidated financial position and results of the Borrower for such fiscal quarter and fiscal year to date period, all in reasonable detail and duly certified by a Responsible Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, and (ii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower;

                 (c) Borrowing Base Calculation. As soon as available and in any event not later than 45 days after the end of each fiscal quarter, a calculation of the Borrowing Base, in reasonable detail and duly certified by a Responsible Officer of the Borrower;

                 (d)      Operating Reports.

                          (i)     As soon as available and in any event not
later than 45 days after the end of each fiscal quarter, a report setting forth in reasonable detail sales volume, gross profit, and pre-tax operating profit (before and after occupancy expenses) for such fiscal quarter for (A) restaurants in operation for more than 48 months and (B) for restaurants in operation for less than 48 months, including the number of restaurants in each of categories (A) and (B); and

                         (ii)     As soon as available and in any event not
later than 120 days
after the end of each fiscal year, a report setting forth in reasonable detail the number of restaurants operated by the Credit Parties as of at the end of such fiscal year, the number of new restaurants placed in operation by the Credit Parties during such fiscal year, the number of restaurants closed or otherwise removed from operation by the Credit Parties during such fiscal year, and the amount of capital expenditures expended by the Credit Parties on each new restaurant placed in operation by the Credit Parties during such fiscal year;

                 (e) Defaults. Promptly, but in any event within five Business Days after the discovery thereof, a notice of any facts known to any Credit Party which constitute a Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such facts and the actions which the Borrower has taken and proposes to take with respect thereto;

                 (f) Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting any Credit Party which, if determined adversely, could reasonably be expected to cause a Material Adverse Change;

                 (g) Material Liabilities. Promptly after acquiring knowledge thereof, notice of the incurrence of any actual or contingent liabilities that could reasonably be expected to cause a Material Adverse Change;

                 (h) Material Debt Defaults. Promptly after obtaining knowledge thereof, notice of any breach by any Credit Party of any agreement or instrument related to Debt of such Credit Party if the aggregate amount of the Debt of such Credit Party so in breach exceeds $100,000;

                 (i) Material Agreement Defaults. Promptly after obtaining knowledge thereof, notice of any breach by any Credit Parties of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Change;

                 (j) Material Changes. Promptly after obtaining knowledge thereof, notice of any condition or event not described above of which any Credit Party has knowledge, which condition or event could reasonably be expected to cause a Material Adverse Change; and

                 (k) Other Information. Promptly upon request, such other information respecting the business operations or property of any Credit Party, financial or otherwise, as the Bank may from time to time reasonably request.

         5.3 Inspection. The Borrower shall and shall cause each Credit Party to permit the Bank to visit and inspect any of the properties of such Person, to examine all of such Person's books of account, records, reports, and other papers (provided that the Bank may inspect such financial materials only if an Event of Default has occurred), to make copies and extracts therefrom, and to discuss such Person's affairs, finances, and accounts with the such Person's officers, employees, and independent public accountants all at such reasonable times and as often as may be reasonably requested provided that the Borrower is given at least one Business Day advance notice thereof and reasonable opportunity to be present when independent public accounts or other third parties are contacted.

         5.4 Use of Proceeds. The proceeds of the Autoborrow Loan Advances and the Revolving Loan Advances shall be used by the Credit Parties only for general corporate and working capital purposes, including without limitation the opening of new restaurants owned by the Borrower and the Beaumont Harken Acquisitions. The proceeds of the Guidance Loan Advances shall be used by the
Borrower only for the financing of the Beaumont Harken Acquisition B.   The
Borrower shall not, directly or indirectly, use any part of such proceeds for any purpose which violates, or is inconsistent with, Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

         5.5     Financial Covenants.

                 (a) Leverage Ratio. As of the last day of each fiscal quarter, the Borrower shall not permit the ratio of (i) the consolidated total liabilities of the Borrower less the Subordinated Debt of the Borrower to (ii) the consolidated Tangible Net Worth of the Borrower plus the Subordinated Debt of the Borrower, to be greater than 1.50 to 1.00.

                 (b) Fixed Charge Coverage. As of the last day of each fiscal quarter, the Borrower shall not permit the ratio of (a) the consolidated Cash Flow of the Borrower for the preceding four fiscal quarters then most recently ended to (b) the consolidated Debt Service of the Borrower for the preceding four fiscal quarters then most recently ended, to be less than 1.25 to 1.00.

         5.6 Debt. The Borrower shall not and shall not permit any other Credit Party to create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than Permitted Debt.

         5.7 Liens. The Borrower shall not and shall not permit any other Credit Party to create, assume, incur, or suffer to exist any Lien on any of such Person's real or personal property whether now owned or hereafter acquired, or assign any right to receive its income, except for Permitted Liens.

         5.8     Other Obligations.

                 (a) The Borrower shall not and shall not permit any other Credit Party to create, incur, assume, or suffer to exist trade payables or other current operating liabilities more than 90 days past due unless the same are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established and reflected in the financial statements of such Credit Party in accordance with generally accepted accounting principles.

                 (b) The Borrower shall not and shall not permit any other Credit Party to create, incur, assume, or suffer to exist any obligations with respect to unfunded vested benefits under any Plan or deferred compensation agreement.

                 (c) The Borrower shall not and shall not permit any other Credit Party to create, incur, assume, or suffer to exist any obligations with respect to Derivatives other than Permitted Derivatives.

                 (d) The Borrower shall not and shall not permit any other Credit Party to create, incur, assume, or suffer to exist any obligations with respect to guaranties or like assurances of payment or performance other than those incurred in the ordinary course of business and those described in clause
(e) of the definition of Debt.

         5.9 Corporate Transactions. The Borrower shall not and shall not permit any other Credit Party to (1) merge or consolidate with or be a party to a merger or consolidation with any other Person, or (2) assign, sell, lease, dispose of, or otherwise transfer any assets outside of the ordinary course of business, provided however that:

                 (a) any wholly-owned Subsidiary of the Borrower may be merged or consolidated with the Borrower or any other wholly-owned Subsidiary of the Borrower organized under a jurisdiction of the United States provided that, in any such merger or consolidation to which the Borrower is a party, the Borrower shall be the continuing or surviving corporation; and

                 (b) any wholly-owned Subsidiary of the Borrower organized under a jurisdiction of the United States may sell, lease, assign, transfer, or otherwise dispose of any or all of its assets (i) to the Borrower or (ii) to any other wholly-owned Subsidiary of the Borrower organized under a jurisdiction of the United States.

         5.10 Distributions. The Borrower shall not (a) declare or pay any dividends; (b) purchase, redeem, retire, or otherwise acquire for value any of such Person's capital stock now or hereafter outstanding in an aggregate amount in excess of $500,000; or make any distribution of assets to such Person's stockholders as such, whether in cash, assets, or in obligations of such Person; (c) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of such Person's capital stock; or (d) make any other distribution by reduction of capital or otherwise in respect of any shares of such Person's capital stock.

         5.11 Transactions with Affiliates. The Borrower shall not and shall not permit any other Credit Party to enter into any transaction directly or indirectly with or for the benefit of an Affiliate except transactions with an Affiliate for the leasing of property, the rendering or receipt of services, or the purchase or sale of inventory or other assets in the ordinary course of business if the monetary or business consideration arising from such a transaction would be substantially as advantageous to such Credit Party as the monetary or business consideration which such Credit Party would obtain in a comparable arm's length transaction.

         5.12 Insurance. The Borrower shall and shall cause each other Credit Party to maintain insurance with responsible and reputable insurance companies or associations reasonably acceptable to the Bank in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Persons operate. Without limiting the foregoing, no Credit Party shall terminate any type of insurance coverage now in force without establishing contingency plans or self insurance plans acceptable to the Bank. The Borrower shall deliver to the Bank certificates evidencing such policies or copies of such policies at the Bank's request.

         5.13    Investments; Acquisitions; Capital Expenditures.

                 (a) The Borrower shall not and shall not permit any other Credit Party to make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in the debt or equity securities of the Person, and loans, guaranties, trade credit, or other extensions of credit to the Person, except for Permitted Investments.

                 (b) Without the prior written consent of the Bank, the Borrower shall not and shall not permit any other Credit Party to make any Capital Expenditure or Acquisition Expenditures that would cause the sum of the Capital Expenditures and the Acquisition Expenditures of the Credit Parties during any fiscal year of the Borrower to exceed the amounts set forth below for such fiscal year:

                          (i)     for fiscal year 1996, $8,000,000, provided
that Capital Expenditures and Acquisition Expenditures related to Beaumont Harken Acquisition A shall not exceed $4,000,000, and other Capital Expenditures and Acquisition Expenditures, not related to Beaumont Harken Acquisition A, shall not exceed $4,700,000;

                          (ii)    for fiscal year 1997, $4,000,000, provided
that Capital Expenditures and Acquisition Expenditures related to Beaumont Harken Acquisition B shall be excluded from the foregoing limitation to the extent agreed by the Bank; and

                          (iii)   for fiscal year 1998 and thereafter,
$5,000,000 or such greater amount as may be agreed to by the Bank.

         5.14 Lines of Business; Distribution. The Borrower shall not and shall not permit any other Credit Party to change the character of the business of such Credit Party as conducted on the date of this Agreement, or engage in any type of business not reasonably related to such business as presently and normally conducted. Without limiting the foregoing, the Credit Parties shall not establish restaurants other than Casa Ole restaurants.

         5.15 Compliance with Laws. The Borrower shall and shall cause each other Credit Party to comply with all federal, state, and local laws and regulations which are applicable to the operations and property of such Credit Party unless the noncompliance could not reasonably be expected to cause a Material Adverse Change.

         5.16 Environmental Compliance. The Borrower shall and shall cause each other Credit Party to (a) comply with all Environmental Laws and obtain and comply with all related permits necessary for the ownership and operation of its properties unless the same could not reasonably be expected to cause a Material Adverse Change, (b) promptly disclose to the Bank any notice to or investigation of itself for any violation or alleged violation of any Environmental Law in connection with its presently or previously owned properties, (c) not create, handle, transport, use, or dispose of any Hazardous Materials on or about its properties except in compliance with all Environmental Laws and related permits, and (d) not release any Hazardous Materials into the environment, contaminate any properties with Hazardous Materials, or own properties contaminated by any Hazardous Materials if the same could reasonably be expected to cause a Material Adverse Change.

         5.17 ERISA Compliance. The Borrower shall and shall cause each other Credit Party to comply in all material respects with all applicable provisions of ERISA, prevent the occurrence of any Reportable Event or Prohibited Transaction with respect to, or the termination of, any of its Plans, and not create or participate in any employee pension benefit plan covered by Section 3(35) of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA without the prior written consent of the Bank.

         5.18 Payment of Taxes and Claims. The Borrower shall and shall cause each Credit Party to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, levies, and like charges imposed upon any such Person or upon any such Person's income, profits, or property by authorities having competent jurisdiction prior to the date on which penalties attach thereto and (b) all lawful claims which, if unpaid, would by law become a Lien upon any such Person's property.

         5.19 Subsidiaries. Upon the formation or acquisition of any new Subsidiary, the Borrower shall cause such Subsidiary to promptly execute and deliver to the Bank a Joinder Agreement in substantially the form of Exhibit F with such modifications thereto as the Bank may reasonably request for the purpose of joining such Subsidiary as a party to the Guaranty and providing to the Bank the rights of the Bank intended to be provided thereunder. In connection therewith, the Borrower shall provide corporate documentation and, if requested by the Bank, opinion letters reasonably satisfactory to the Bank reflecting the corporate status of such new Subsidiary of the Borrower and the enforceability of such agreements.

ARTICLE 6.       DEFAULT AND REMEDIES.

         6.1 Events of Default. The occurrence of any of the following shall be an "Event of Default" for the purposes of this Agreement and the Credit Documents:

                 (a) Payment Failure. The Borrower fails to pay when due any principal, interest, fees, reimbursements, indemnifications, or other amounts due under this Agreement or any other Credit Document and such failure is not cured within 10 days;

                 (b) False Representation. Any written representation or warranty made by any Credit Party or any Responsible Officer thereof in this Agreement or in any other Credit Document proves to have been materially false or erroneous at the time it was made or deemed made;

                 (c) Breach of Covenant. (i) Any breach by the Borrower of any of the covenants contained in Section 5.1, 5.11, 5.12, 5.14, 5.15, 5.16, 5.17, or 5.19 of this Agreement, and such breach is not cured within 30 days of the earlier of knowledge of such breach by the Borrower or the receipt of written notice thereof from the Bank, or (ii) any breach by the Borrower of any of the other covenant contained in this Agreement or any other Credit Document;

                 (d) Material Debt Default. (i) Any principal, interest, fees, or other amounts due on any Debt of any Credit Party is not paid when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and such failure is not cured within the applicable grace period, if any, and the aggregate amount of all Debt of the Credit Parties so in default exceeds $250,000; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt of any Credit Party the effect of which is to accelerate or to permit the acceleration of the maturity of any such Debt, whether or not any such Debt is actually accelerated, and the aggregate amount of all Debt of the Credit Parties so in default exceeds $250,000; or (iii) any Debt of any Credit Party shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment) prior to the stated maturity thereof, and the aggregate amount of all Debt of the Credit Parties so accelerated exceeds $250,000;

                 (e) Material Agreement Default. There shall occur any breach by any Credit Party of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Change and such breach is not cured within the applicable grace period, if any;

                 (f) Adverse Judgment. The aggregate outstanding amount of unpaid, final judgments against the Credit Parties not discharged or stayed pending appeal or other court action within 30 days following entry is greater than $250,000;

                 (g) Bankruptcy and Insolvency. (i) there shall have been filed against any Credit Party or any of such Person's properties, without such Person's consent, any petition or other request for relief seeking an arrangement, receivership, reorganization, liquidation, or similar relief under bankruptcy or other laws for the relief of debtors and such request for relief
(A) remains in effect for 60 or more days, whether or not consecutive, or (B) is approved by a final nonappealable order, or (ii) any Credit Party consents to or files any petition or other request for relief of the type described in clause (i) above seeking relief from creditors, makes any assignment for the benefit of creditors or other arrangement with creditors, or admits in writing the inability to pay debts as they become due (the occurrence of any of the foregoing in clause (i) or clause (ii) being a "Bankruptcy Event of Default); or

                 (h) Guaranty. (i) the Guaranty shall at any time and for any reason cease to be in full force and effect or shall be contested by any Guarantor, or any Guarantor shall deny it has any further liability or obligation thereunder, (ii) any breach by any Guarantor of any of the covenants contained in Sections 1.1 or 1.2 of the Guaranty, or (iii) or any breach by any Guarantor of any other covenants contained in the Guaranty or any other Credit Document and such breach is not cured within 30 days following the earlier of knowledge of such breach by such Guarantor or the receipt of written notice thereof from the Bank.

         6.2 Termination of Commitments. Upon the occurrence of any Bankruptcy Event of Default, all of the commitments of the Bank hereunder shall terminate. During the existence of any Event of Default, the Bank may declare by written notice to the Borrower all of the commitments of the Bank hereunder terminated, whereupon the same shall immediately terminate.

         6.3 Acceleration of Credit Obligations. Upon the occurrence of any Bankruptcy Event of Default, the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations shall immediately and automatically become due and payable. During the existence of any Event of Default, the Bank may declare by written notice to the Borrower the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations to be immediately due and payable.
In connection with the foregoing, except for the notice provided for above, the Borrower waives notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices.

         6.4 Cash Collateralization of Letters of Credit. Upon the occurrence of any Bankruptcy Event of Default, the Borrower shall pay to the Bank an amount equal to the Letter of Credit Exposure to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.3(g). During the existence of any Event of Default, the Bank may require by written notice to the Borrower that the Borrower pay to the Bank an amount equal to the Letter of Credit Exposure to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.3(g).

         6.5 Default Interest. If any Event of Default exists, the Bank may declare by written notice to the Borrower that the Credit Obligations specified in such notice shall bear interest beginning on the date specified in such notice until paid in full at the applicable Default Rate for such Credit Obligations, and the Borrower shall pay such interest to the Bank upon demand.

         6.6 Right of Setoff. During the existence of an Event of Default, the Bank is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any indebtedness owed by the Bank to the Borrower against any and all of the obligations of the Borrower under this Agreement and the Credit Documents, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Credit Documents and although such obligations may be contingent and unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application made by the Bank provided that the failure to give such notice shall not affect the validity of such setoff and application.

         6.7 Actions Under Credit Documents. Following an Event of Default, the Bank may take any and all actions permitted under the other Credit Documents.

         6.8 Remedies Cumulative. No right, power, or remedy conferred to the Bank in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Bank in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall operate as a waiver of or otherwise
prejudice any such right, power, or remedy.   No notice to or demand upon the
Borrower shall entitle the Borrower to similar notices or demands in the future.

         6.9 Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied to the Credit Obligations as directed by the Borrower, subject to the rules regarding the application of payments to certain Credit Obligations provided for hereunder and in the Credit Documents. During the existence of an Event of Default, all payments and collections shall be applied to the Credit Obligations in the order determined by the Bank.

ARTICLE 7.       MISCELLANEOUS.

         7.1 Expenses. The Borrower shall pay on demand (a) all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other Credit Documents and (b) all costs and expenses of the Bank in connection with the preservation or enforcement of its respective rights under this Agreement and the other Credit Documents, whether through negotiations, legal proceedings, or otherwise, including in each case fees and expenses of counsel for the Bank. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         7.2 Indemnification. The Borrower agrees to protect, defend, indemnify, and hold harmless the Bank and its Related Parties (for the purposes of this Section 7.2, collectively, the "Indemnified Parties") from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and costs and expenses, including costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to this Agreement, the Credit Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

         7.3 Modifications, Waivers, and Consents. No modification or waiver of any provision of this Agreement or the Notes, nor any consent required under this Agreement or the Notes, shall be effective unless the same shall be in writing and signed by the party against whom enforcement is sought, and then such modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

         7.4 Survival of Agreements. All representations, warranties, and covenants of the Borrower in this Agreement and the Notes shall survive the execution of this Agreement and the Notes and any other document or agreement.

         7.5 Successors and Assigns. This Agreement and the Credit Documents shall bind and inure to the benefit of the Borrower and its respective successors and assigns and the Bank and its respective successors and assigns. The Borrower may not assign its rights or delegate its duties under this Agreement or any Note. The Bank may assign its rights and delegate its duties under this Agreement or any Note.

         7.6 Notice. Unless otherwise specified, all notices and other communications provided for in this Agreement and the Notes shall be in writing, including telecopy, and delivered or transmitted to the addresses set forth below, or to such other address as shall be designated by the Borrower or the Bank in written notice to the other party. Notice sent by telecopy shall be deemed to be given and received when receipt of such transmission is acknowledged, and delivered notice shall be deemed to be given and received when receipted for by, or actually received by, an authorized officer of the Borrower or the Bank, as the case may be.

         If to the Borrower:

         Casa Ole Restaurants, Inc.
         Attn: Ms. Stacy M. Riffe
         1135 Edgebrook
         Houston, Texas 77034
         telephone:       713-943-7574
         telecopier:      713-943-9554

         If to the Bank:

         NationsBank of Texas, N.A.
         Attn: Mr. Mark W. Montgomery
         700 Louisiana, 7th Floor
         Houston, Texas  77002
         telephone:       713-247-7155
         telecopier:      713-247-7748

         7.7 Choice of Law. This Agreement and the Notes have been prepared, are being executed and delivered, and are intended to be performed in the State of Texas, and the substantive laws of the State of Texas and the applicable federal laws of the United States shall govern the validity, construction, enforcement, and interpretation of this Agreement and the Notes; provided however, Chapter 15 of the Texas Credit Code does not apply to this Agreement or the Notes.

         7.8     Arbitration.

                 (a) Any controversy or claim between or among the parties hereto, including those arising out of or relating to this Agreement or the Credit Documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the rules of practice and procedure for the arbitration of commercial disputes of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), and the "special rules" set forth in paragraph (b) below. In the event of any inconsistency, the special rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement or any of the Credit Documents applies in any court having jurisdiction over such action.

                 (b) The arbitration shall be conducted in Houston, Texas, and administered by JAMS, who shall appoint an arbitrator; if JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association shall serve. All arbitration hearings shall be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only be permitted to extend the commencement of such hearing for up to an
additional 60 days and only after showing cause.   The payment of costs and
fees associated with the arbitration shall be allocated between the parties by the arbitrator.

                 (c) Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement or the Credit Documents; or
(ii) be a waiver by the Bank of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of the Bank hereto (A) to exercise self help remedies such as setoff, or (B) to take action to enforce rights under any security or support for the Credit Obligations, including foreclosing on collateral and making claims under guaranties, or (C) to obtain from a court provisional or ancillary remedies such as injunctive relief, writ of possession, or the appointment of a receiver. The Bank may exercise such self help rights, enforce rights related to security or support, or obtain such provisional or ancillary remedies before, during, or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

         7.9 Counterparts. This Agreement may be executed in multiple counterparts which together shall constitute one and the same instrument.

         7.10 No Further Agreements. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         EXECUTED as of the date first above written.

                                           BORROWER:

                                           CASA OLE RESTAURANTS, INC.



                                           By:
                                               --------------------------------
                                           Name:
                                                 ------------------------------
                                           Title:
                                                  -----------------------------


                                           BANK:

                                           NATIONSBANK OF TEXAS, N.A.



                                           By:
                                               --------------------------------
                                                   Mark W. Montgomery
                                                   Vice President